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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549




 .............................................................................

                                    FORM 8-K


 .............................................................................

                                 Current Report
             Pursuant to Section 13 or 15 (d) of the Securities Act
                 of 1934 Date of Report (Date of earliest event
                             reported): May 23, 1996
                         Commission File Number: 0-18051





                            FLAGSTAR COMPANIES, INC.
               (Exact Name of Registrant as Specified in Charter)




                 Delaware                          13-3487402
      (State of Other Jurisdiction              (I.R.S. Employer
   of Incorporation or Organization)           Identification No.)

           203 East Main Street                    29319-9966
       Spartanburg, South Carolina                 (Zip Code)
(Address of Principal Executive Offices)




                  Registrant's telephone number, including area code:

                                 (864) 597-8000



                                       N/A
          (Former name or former address, if changed since last report)




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Item 2.     Acquisition or Disposition of Assets

         On May 23, 1996, as described more fully in the press release included herein as Exhibit 99.1, the Registrant, through a newly formed subsidiary, consummated the acquisition of the Coco's and Carrows restaurant chain from Family Restaurants, Inc. ("FRI"). The acquisition price of $306.5 million (which was paid in exchange for all of the outstanding stock of FRI-M Corporation, the subsidiary of FRI which owned the Coco's and Carrows chains) was financed with $125.0 million in cash ($75 million of which was provided pursuant to an equity investment by the Registrant and the remaining $50 million pursuant to bank term loans from Bankers Trust Company, Chemical Bank, and Citicorp USA, Inc.), the issuance of $150.0 million in senior notes to the seller and the assumption of certain capital lease obligations of approximately $31.5 million. The total consideration for the acquired assets was determined by arm's length negotiations.

Item 7.    Financial Statements and Exhibits

(a.)     Financial Statements of Businesses Acquired.
         It is impracticable to provide the financial statements of FRI-M at the time of filing of this report or Form 8-K. The registrant expects to file the financial statements of FRI-M no later than 60 days after the report on which a Form 8-K for this acquisition must be filed.

(b.)     Pro Forma Financial Information.
         It is impracticable to provide the pro forma financial information relating to the acquisition of FRI-M at the time of filing of this report or Form 8-K. The registrant expects to file the pro forma financial information for this acquisition not later than 60 days after the report on which a Form 8-K for this acquisition must be filed.

(c.)     Exhibits.
         Exhibit 2.1 - Stock Purchase Agreement by and among Family Restaurants, Inc., Flagstar Companies, Inc., Flagstar Corporation and FRD Acquisition Co., dated as of March 1, 1996.
         Exhibit 99.1 - Press Release of the Registrant dated May 23, 1996.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                    Flagstar Companies, Inc.



Date:       June 7, 1996            /S/ C. Robert Campbell
                                    C. Robert Campbell
                                    Vice President and
                                    Chief Financial Officer